UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2008

OPNEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33306	22-3761205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Christopher Way, Eatontown, New Jersey 07724
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (732) 544-3400
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 31, 2008, Robert J. Nobile and Opnext, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement, effective as of such date (the “Agreement”), pursuant to which Mr. Nobile will serve as the Senior Vice President, Finance and Chief Financial Officer of the Company, and will report to the Company’s Chief Executive Officer. The Agreement amends and restates Mr. Nobile’s current employment agreement with the Company, dated March 5, 2001.
     The term of Mr. Nobile’s employment under the Agreement is for three years, commencing on December 31, 2008 and ending on December 31, 2011, subject to automatic renewals for successive one-year periods unless either party provides notice of such party’s intention not to renew the Agreement not less than 60 days prior to the expiration of the then-current term. The Agreement provides that Mr. Nobile’s annual base salary will be $265,000 per year, and may be increased from time to time at the sole discretion of the Company’s Board of Directors. Mr. Nobile will be eligible to participate in the Company’s annual incentive bonus plan applicable to similarly situated executives of the Company, under which Mr. Nobile will have the potential to earn an annual bonus targeted at 70% of his annual base salary actually paid for each such year, contingent on the attainment of certain individual and/or Company performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time. Any annual bonus payable to Mr. Nobile with respect to a partial year of employment will be prorated to reflect the period of time during which Mr. Nobile was employed by the Company in such year.
     In the event that Mr. Nobile incurs a separation from service due to a termination by the Company without Cause or by Mr. Nobile for Good Reason (each as defined in the Agreement), Mr. Nobile will be entitled to receive a lump-sum cash severance payment equal to 100% of his then-current annual base salary. Mr. Nobile’s right to receive his severance payment is subject to his execution and non-revocation of a general release of claims against the Company. In the event of a termination for Cause, resignation by Mr. Nobile without Good Reason, termination due to Mr. Nobile’s death or disability, or non-renewal of the Agreement, Mr. Nobile will not be entitled to receive any further compensation or payments from the Company (except for unpaid base salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination). In the event of any termination of Mr. Nobile’s employment, any stock options or other equity-based awards held by Mr. Nobile will be subject to the provisions of the incentive award plan and applicable award agreement pursuant to which such awards were granted.
     During his employment, Mr. Nobile will be eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies and will receive four weeks of paid vacation time each year.
     In connection with the execution of the Agreement, Mr. Nobile has agreed to enter into a confidentiality agreement if the Company so requests, which will in part restrict the disclosure by Mr. Nobile of the Company’s trade secrets and other confidential information.
     The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Opnext, Inc. and Robert J. Nobile, dated December 31, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPNEXT, INC.
Date: January 7, 2009	By:	/s/ Robert J. Nobile
Robert J. Nobile
Chief Financial Officer and Senior Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Opnext, Inc. and Robert J. Nobile, dated December 31, 2008

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